UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

November 8, 2006

MedImmune, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-19131	52-1555759
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

One MedImmune Way, Gaithersburg, MD 20878 (Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (301) 398-0000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.   Other Events.

On November 8, 2006, MedImmune, Inc. (“MedImmune”) issued a press release announcing that it entered into a definitive agreement to sell substantially all of its assets in CytoGam® (cytomegalovirus immune globulin intravenous (human)) to ZLB Behring AG. Under the terms of the definitive agreement, ZLB Behring will make a one-time upfront payment of $50 million to MedImmune, plus equipment and inventory payments, for full worldwide rights to CytoGam. Further, an additional $70 million may be paid to MedImmune by ZLB Behring upon achievement of certain cumulative net sales milestones. MedImmune and ZLB Behring expect the transaction to be completed in approximately 30 days, subject to fulfillment of customary closing conditions, including any necessary governmental approval.

A copy of MedImmune’s press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.   Financial Statements and Exhibits.

(d)	Exhibits.

See the attached Exhibit Index.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MedImmune, Inc.

Date: November 13, 2006	By:	/s/ Atul Saran
Atul Saran
Senior Director, Legal Affairs
and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated November 8, 2006, titled “MedImmune to Sell CytoGam to ZLB Behring”

Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts MedImmune, Inc. Media: Kate Barrett, 301-398-4320 Investors: Peter Vozzo, 301-398-4358 http://www.medimmune.com

MEDIMMUNE TO SELL CYTOGAM® TO ZLB BEHRING

GAITHERSBURG, MD – November 8, 2006 – MedImmune, Inc. (Nasdaq: MEDI) today announced its intent to sell CytoGam® (cytomegalovirus immune globulin intravenous (human)) to ZLB Behring. Under the terms of a definitive agreement, ZLB Behring will make a one-time upfront payment of $50 million to MedImmune, plus equipment and inventory payments, for full worldwide rights to CytoGam. Further, an additional $70 million may be paid to MedImmune by ZLB Behring upon achievement of certain cumulative net sales milestones.

CytoGam is an intravenous immune globulin enriched in antibodies against cytomegalovirus (CMV). It is used to prevent CMV disease associated with transplantation of the kidney, lung, liver, pancreas and heart.

“CytoGam was the first product commercialized by MedImmune beginning in 1992. It has been an important product for transplant patients as well as for the development of our company. However, CytoGam no longer fits into our core areas of focus,” said David M. Mott, MedImmune’s president and chief executive officer.

Mr. Mott continued, “CytoGam is an excellent fit for ZLB Behring and their portfolio of plasma-derived therapies, and we believe they will do an outstanding job of ensuring that CytoGam continues to meet an important need for organ transplant patients. MedImmune intends to redeploy the proceeds from the sale of CytoGam into areas consistent with our strategic focus on the development of novel, proprietary products for infectious diseases, cancer and inflammatory diseases.”

Peter Turner, president of ZLB Behring, stated: “The addition of CytoGam strengthens ZLB Behring’s immunoglobulin portfolio and supports the company’s mission to provide a reliable, quality supply of critical therapies to small patient populations. We are pleased to continue advancing that mission by addressing important medical needs of transplant patients.”

MedImmune and ZLB Behring expect the transaction to be completed in approximately 30 days, subject to fulfillment of customary closing conditions, including any necessary governmental approval.

Impact to MedImmune’s 2006 Financial Guidance

The estimated 2006 financial impact of the CytoGam transaction is an increase in diluted earnings per share of $0.10 to $0.12, primarily due to the one-time upfront payment of $50 million, assuming receipt of necessary government approval in time to consummate the transaction before the end of the year. However, the impact of this transaction may be partially to fully offset by other in-process business transactions that have the potential to be successfully completed by the end of 2006. Therefore, MedImmune has chosen not to revise its previously stated earnings guidance range of $0.17 to $0.22 per diluted share, before stock compensation expense, at this time.

About Cytogam

CytoGam is indicated for the prophylaxis of cytomegalovirus disease associated with transplantation of kidney, lung, liver, pancreas and heart. In transplants of these organs other than kidney from CMV seropositive donors into seronegative recipients, prophylactic CMV-IGIV should be considered in combination with ganciclovir.

CytoGam is made from human plasma and like other plasma products carries the possibility for transmission of blood-borne viral agents. CytoGam should not be used in individuals with a history of a prior severe reaction to CytoGam or other human immunoglobulins. Immune Globulin Intravenous (Human) products have been reported to be associated with renal dysfunction, acute renal failure, osmotic nephrosis, and death. CytoGam contains sucrose as a stabilizer. In patients predisposed to acute renal failure, IGIV products should be administered at the minimum concentrations available and the minimum rate of infusion practical. Severe reactions such as angioneurotic edema and anaphylactic shock, although not observed during clinical trials, are a possibility. Minor reactions such as flushing, chills, muscle cramps, back pain, fever, nausea, vomiting, arthralgia, and wheezing were the most frequent adverse reactions observed during clinical trials. For more information, please download a package insert at http://www.medimmune.com/pdf/products/cytogam_pi.pdf.

About MedImmune, Inc.

MedImmune strives to provide better medicines to patients, new medical options for physicians, rewarding careers to employees, and increased value to shareholders. Dedicated to advancing science and medicine to help people live better lives, the company is focused on the areas of infectious diseases, cancer and inflammatory diseases. With more than 2,500 employees worldwide, MedImmune is headquartered in Maryland. For more information, visit the company’s website at www.medimmune.com.

About ZLB Behring

ZLB Behring is a global leader in the plasma protein biotherapeutics industry. Dedicated to improving the quality of life for patients throughout the world, ZLB Behring provides safe and effective plasma-derived and recombinant products and offers patients a wide range of related services. The company’s broad portfolio of life-saving therapeutics are used in the treatment of individuals with hemophilia, von Willebrand Disease and other bleeding disorders, immune deficiency disorders and inherited emphysema; the prevention of hemolytic diseases for the newborn; cardiac surgery patients; and shock and burn victims. Additionally, ZLB Behring operates one of the world’s largest, fully-owned plasma collection networks. ZLB Behring is a subsidiary of CSL Limited, a biopharmaceutical company, which operates worldwide from its headquarters in Melbourne, Australia. For more information about the company, please visit www.ZLBBehring.com.

This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in MedImmune's filings with the Securities and Exchange Commission. Consummation of this transaction requires fulfillment of certain conditions and accordingly, there can be no assurance that the proposed divestiture will close or will be completed without unanticipated costs.